Exhibit 5.3

May 4, 2021

Consent of Torys LLP

We hereby consent to the reference to our name under the heading “Legal Matters” and to the reference to our name and to the use of our opinions under the heading “Certain Canadian Federal Income Tax Considerations” and “Eligibility for Investment” in the prospectus included in this Registration Statement on Form F-10. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours very truly,

/s/ Torys LLP